UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 12, 2026

BLUE BIRD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3920 Arkwright Road
2nd Floor
Macon, Georgia 31210

(Address of principal executive offices and zip code)
(478) 822-2801

(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	BLBD	NASDAQ Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On May 12, 2026, Blue Bird Body Company, a wholly-owned subsidiary of Blue Bird Corporation (the “Company”), acting solely in its capacity as plan sponsor of the Blue Bird Body Company Employee Pension Plan (the “Plan”), a frozen defined benefit pension plan that is qualified under Internal Revenue Code, entered into an agreement (the “Agreement”) with Pacific Life Insurance Company and Pacific Life & Annuity Company (collectively, “Pacific Life”) relating to the Plan. Under the Agreement, the Plan agreed to purchase group annuity contracts from Pacific Life and transfer to Pacific Life the future benefit obligations and annuity administration for certain Plan participants or their beneficiaries (“Transferred Participants”). This transfer will not affect the amount of the (i) future benefit obligations or (ii) monthly benefit payments for the Transferred Participants.

Pursuant to the Agreement, the Plan will pay a premium to Pacific Life for the group annuity contracts in a confidential amount that is less than the total current amount of Plan assets. With the purchase of the group annuity contracts, the pension benefit obligations and annuity administration for the 2,044 Transferred Participants will be irrevocably transferred to Pacific Life, which will irrevocably guarantee the pension benefits of the Transferred Participants.

The transactions contemplated by the Agreement are subject to customary closing conditions. If all closing conditions are met, the Company expects the transaction to be completed on May 19, 2026. Pacific Life will then assume liability for pension benefit obligations and responsibility for distribution of payments to the Transferred Participants, subject to the terms of the Agreement, as of August 1, 2026.

In April 2026, the Plan also paid approximately $13 million of Plan liabilities through lump-sum payments to certain active and deferred vested Plan participants who voluntarily elected a lump-sum distribution of their Plan benefits. The majority of the Plan liabilities remaining after such payments, totaling approximately $94 million as of the end of April 2026, will be settled and transferred through the purchase of the group annuity contracts.

The payment of the lump-sum distributions was, and purchase of the group annuity contracts will be, funded entirely by Plan assets, with no additional funding required by the Company as part of these transactions. Subsequent to these payments, the cash remaining in the Plan will be disbursed through the end of 2026 (for retiree payments in June and July, that approximate $0.7M per month; for Plan expenses including external service providers that assisted with the termination process; for regulatory fees and expenses; etc.)

As a result of the transactions contemplated by the Agreement, and the lump-sum payments made in April 2026, the Company expects to recognize a material non-cash pension settlement charge during its third fiscal quarter ending June 27, 2026. The actual amount of such settlement charge will depend on finalization of the actuarial remeasurement of benefit obligations as well as the fair value of Plan assets as of the remeasurement date.

Following the transfer of the future benefit obligations to either (i) Pacific Life via the purchase of the group annuity contracts or (ii) the Pension Benefit Guaranty Corporation via the transfer of cash from Plan assets, the Plan will terminate.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

104     Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BIRD CORPORATION

By:	/s/ Ted Scartz
Name:	Ted Scartz
Title:	Senior Vice President and General Counsel
Dated: May 18, 2026